Exhibit 4.1

EXECUTION VERSION

TYCO ELECTRONICS GROUP S.A.,

as Issuer

AND

TE CONNECTIVITY LTD.,

as Guarantor

AND

DEUTSCHE BANK TRUST
COMPANY AMERICAS,

as Trustee

TWENTIETH SUPPLEMENTAL INDENTURE
Dated as of August 2, 2024

$350,000,000 of 4.625% Senior Notes due 2030

THIS TWENTIETH SUPPLEMENTAL INDENTURE is dated as of August 2, 2024 among TYCO ELECTRONICS GROUP S.A., a Luxembourg public limited liability company (société anonyme) having its registered office at 46 Place Guillaume II, L-1648 Luxembourg and registered with the Luxembourg trade and companies register (Registre de commerce et des sociétés, Luxembourg) under number B123549 (the “Company”), TE CONNECTIVITY LTD. (“Parent”) and DEUTSCHE BANK TRUST COMPANY AMERICAS, a New York banking corporation, as trustee (the “Trustee”).

RECITALS

A.           Parent, the Company and the Trustee executed and delivered an Indenture, dated as of September 25, 2007 (the “Base Indenture”), to provide for the issuance by the Company from time to time of unsubordinated debt securities evidencing its unsecured indebtedness.

B.            Pursuant to a Board Resolution, the Company has authorized the issuance of $350,000,000 principal amount of 4.625% Senior Notes due 2030 (the “Offered Securities”).

C.            The entry into this Twentieth Supplemental Indenture by the parties hereto is in all respects authorized by the provisions of the Base Indenture.

D.            Parent and the Company desire to enter into this Twentieth Supplemental Indenture pursuant to (a) Section 9.01(i) of the Base Indenture to establish the terms of the Offered Securities in accordance with Section 2.01 of the Base Indenture and to establish the form of the Offered Securities in accordance with Section 2.02 of the Base Indenture, and (b) Section 9.01(f) of the Base Indenture to change or eliminate certain provisions of the Base Indenture, it being acknowledged that such changes and eliminations shall not be effective with respect to any outstanding Security of any series created prior to the execution of this Twentieth Supplemental Indenture which is entitled to the benefit of such provision.

E.            All things necessary to make this Twentieth Supplemental Indenture a valid indenture and agreement according to its terms have been done.

F.            In connection with the proposed Merger, pursuant to the Base Indenture, upon the contribution by Parent of certain of its assets and liabilities, including its 100% equity ownership of the Company, to New Swiss TE, New Swiss TE would assume all obligations of, and become the successor to, Parent under its guarantee of the Offered Securities. References to Parent in this Twentieth Supplemental Indenture, upon the consummation of the Merger, would include New Swiss TE as successor to Parent. In addition, upon the Merger, New Irish TE would unconditionally guarantee the Offered Securities. References to New Irish TE in this Twentieth Supplemental Indenture are only applicable if the Merger is consummated.

NOW, THEREFORE, for and in consideration of the foregoing premises, Parent, the Company and the Trustee mutually covenant and agree for the equal and proportionate benefit of the respective holders from time to time of the Offered Securities as follows:

ARTICLE I

Section 1.1    Terms of Offered Securities.

The following terms relate to the Offered Securities:

(1)            The Offered Securities constitute a series of securities having the title “4.625% Senior Notes due 2030”.

(2)            The initial aggregate principal amount of the Offered Securities that may be authenticated and delivered under the Base Indenture (except for Offered Securities authenticated and delivered upon registration of, transfer of, or in exchange for, or in lieu of, other Offered Securities pursuant to Section 2.05, 2.06, 2.07, 2.11, or 3.03) is $350,000,000.

(3)            The entire Outstanding principal of the Offered Securities shall be payable on February 1, 2030.

(4)            The rate at which the Offered Securities shall bear interest shall be 4.625% per year payable as set forth in the Offered Securities. The date from which interest shall accrue on the Offered Securities shall be August 2, 2024 or the most recent Interest Payment Date to which interest has been paid or provided for. The Interest Payment Dates for the Offered Securities shall be February 1 and August 1 of each year, beginning February 1, 2025. Interest shall be payable on each Interest Payment Date to the holders of record at the close of business on the January 17 and July 17 prior to each Interest Payment Date (a “regular record date”). The basis upon which interest shall be calculated shall be that of a 360-day year consisting of twelve 30-day months.

(5)            The Offered Securities shall be issuable in whole in the form of one or more registered Global Securities, and the Depositary for such Global Securities shall be The Depository Trust Company, New York, New York. The Offered Securities shall be substantially in the form attached hereto as Exhibit A the terms of which are hereby incorporated by reference. The Offered Securities shall be issuable in denominations of $2,000 or any integral multiple of $1,000 in excess thereof.

(6)          (A)        Prior to January 1, 2030 (one month prior to the maturity date) (the “Par Call Date”), the Company may redeem the Offered Securities at its option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal and rounded to three decimal places) equal to the greater of:

(i) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the Offered Securities matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 15 basis points less (b) interest accrued to the date of redemption, and

[Twentieth Supplemental Indenture]

(ii) 100% of the principal amount of the Offered Securities to be redeemed, plus, in either case, accrued and unpaid interest thereon to the redemption date.

(B)            On or after the Par Call Date, the Company may redeem the Offered Securities, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the Offered Securities being redeemed, plus accrued and unpaid interest thereon to the redemption date.

(C)            As used herein:

“Treasury Rate” means, with respect to any redemption date, the yield determined by the Company in accordance with the following two paragraphs:

The Treasury Rate shall be determined by the Company after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third Business Day preceding the redemption date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily) - H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities–Treasury constant maturities–Nominal” (or any successor caption or heading). In determining the Treasury Rate, the Company shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the redemption date to the Par Call Date (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields – one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life – and shall interpolate to the Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the redemption date.

If on the third Business Day preceding the redemption date H.15 or any successor designation or publication is no longer published, the Company shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second Business Day preceding such redemption date of the United States Treasury security maturing on, or with a maturity that is closest to, the Par Call Date, as applicable. If there is no United States Treasury security maturing on the Par Call Date but there are two or more United States Treasury securities with a maturity date equally distant from the Par Call Date, one with a maturity date preceding the Par Call Date and one with a maturity date following the Par Call Date, the Company shall select the United States Treasury security with a maturity date preceding the Par Call Date. If there are two or more United States Treasury securities maturing on the Par Call Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, the Company shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

[Twentieth Supplemental Indenture]

(D)            The Company’s actions and determinations in determining any redemption price shall be conclusive and binding for all purposes, absent manifest error.

(7)            Notwithstanding Section 3.02 and Section 3.03 of the Base Indenture:

(A)            Notice of any redemption shall be mailed or electronically delivered (or otherwise transmitted in accordance with the Depositary’s applicable procedures) at least 10 days but not more than 60 days before the redemption date to each holder of the Offered Securities to be redeemed.

(B)            Any redemption or notice of redemption delivered pursuant to the terms of the Offered Securities and the Base Indenture, as supplemented by this Twentieth Supplemental Indenture, may, at the Company’s discretion, be subject to one or more conditions precedent and, at the Company’s discretion, the redemption date may be delayed until such time as any or all such conditions shall be satisfied (or waived by the Company in its sole discretion) or the redemption date may not occur at all and such notice may be rescinded if all such conditions shall not have been satisfied (or waived by the Company in its sole discretion).

(C)            In the case of a partial redemption, selection of the Offered Securities for redemption shall be made pro rata, by lot or by such other method as the Trustee in its sole discretion deems appropriate and fair.

(D)            No Offered Securities of a principal amount of $2,000 or less shall be redeemed in part.

(E)            If any Offered Securities are to be redeemed in part only, the notice of redemption shall state the portion of the principal amount of the Offered Securities to be redeemed.

(F)            A new Offered Security in a principal amount equal to the unredeemed portion of the Offered Securities shall be issued in the name of the holder of the Offered Security upon surrender for cancellation of the original Offered Security. For so long as the Offered Securities are held by a Depositary, the redemption of the Offered Securities shall be done in accordance with the policies and procedures of the Depositary.

(G)            Unless the Company defaults in payment of the redemption price payable in accordance with Section 1.1(6) hereof, on and after the redemption date, interest shall cease to accrue on the Offered Securities or portions thereof called for redemption.

[Twentieth Supplemental Indenture]

(H)            If any redemption date would otherwise be a day that is not a Business Day, the related payment of principal and interest shall be made on the next succeeding Business Day as if it were made on the date such payment was due, and no interest shall accrue on the amounts so payable for the period from and after such date to the next succeeding Business Day.

(I)            At least two Business Days prior to the date on which the Trustee shall deliver a notice of redemption to each Holder of Offered Securities (or such lesser period as the Trustee may agree to), the Company shall provide the Trustee with such notice of redemption.

(8)            The Offered Securities will not have the benefit of any sinking fund.

(9)            Except as provided herein, the holders of the Offered Securities shall have no special rights in addition to those provided in the Base Indenture upon the occurrence of any particular events.

(10)         The Offered Securities will be general unsecured and unsubordinated obligations of the Company and will be ranked equally among themselves.

(11)         The Offered Securities are not convertible into shares of common stock or other securities of the Company.

(12)         The additional Event of Default and restrictive covenants set forth in Sections 1.3 and 1.4 shall be applicable to the Offered Securities.

Section 1.2    Additional Defined Terms.

As used herein, the following defined terms shall have the following meanings with respect to the Offered Securities only:

“Accounts Receivable” of any Person means the accounts receivable of such Person generated by the sale of inventory to third-party customers in the ordinary course of business.

“Attributable Debt”, in connection with a Sale and Lease-Back Transaction, as of any particular time, means the aggregate of present values (discounted at a rate that, at the inception of the lease, represents the effective interest rate that the lessee would have incurred to borrow over a similar term the funds necessary to purchase the leased assets) of the obligations of the Company or any Restricted Subsidiary for net rental payments during the remaining term of the applicable lease, including any period for which such lease has been extended or, at the option of the lessor, may be extended. The term “net rental payments” under any lease of any period shall mean the sum of the rental and other payments required to be paid in such period by the lessee thereunder, not including any amounts required to be paid by such lessee, whether or not designated as rental or additional rental, on account of maintenance and repairs, reconstruction, insurance, taxes, assessments, water rates or similar charges required to be paid by such lessee thereunder or any amounts required to be paid by such lessee thereunder contingent upon the amount of sales, maintenance and repairs, reconstruction, insurance, taxes, assessments, water rates or similar charges.

[Twentieth Supplemental Indenture]

“Below Investment Grade Rating Event” means the Offered Securities are rated below an Investment Grade Rating by at least two of the Rating Agencies on any date from the date of the public notice of an arrangement that could result in a Change of Control until the end of the 60-day period following public notice of the occurrence of the Change of Control (which 60-day period shall be extended so long as the rating of the Offered Securities is under publicly announced consideration for possible downgrade by any of the Rating Agencies); provided that a Below Investment Grade Rating Event otherwise arising by virtue of a particular reduction in rating shall be deemed not to have occurred in respect of a particular Change of Control (and thus shall be deemed not to be a Below Investment Grade Rating Event for purposes of the definition of Change of Control Triggering Event) if the Rating Agencies making the reduction in rating to which this definition would otherwise apply do not publicly announce or publicly confirm or inform the Trustee in writing at its request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Below Investment Grade Rating Event).

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event.

“Change of Control” means the occurrence of any of (1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of Parent and its Subsidiaries taken as a whole to any person or group of persons for purposes of Section 13(d) of the Exchange Act other than Parent or one of its Subsidiaries or a person controlled by Parent or one of its Subsidiaries; (2) consummation of any transaction (including any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than Parent’s or its Subsidiaries’ employee benefit plans, becomes the beneficial owner (as defined in Rules 13(d)(3) and 13(d)(5) under the Exchange Act), directly or indirectly, of more than 50% of the outstanding voting stock of Parent, measured by voting power rather than number of shares; or (3) the replacement of a majority of the Board of Directors of Parent over a two-year period from the directors who constituted the Board of Directors of Parent at the beginning of such period, and such replacement shall not have been approved by at least a majority of the Board of Directors of Parent then still in office (either by a specific vote or by approval of a proxy statement in which such member was named as a nominee for election as a director, without objection to such nomination) who either were members of such Board of Directors at the beginning of such period or whose election as a member of such Board of Directors was previously so approved. Notwithstanding the foregoing, a transaction effected to create a holding company for Parent will not be deemed to involve a Change of Control if: (1) pursuant to such transaction Parent becomes a direct or indirect wholly-owned Subsidiary of such holding company and (2) the direct or indirect holders of the voting stock of such holding company immediately following that transaction are substantially the same as the holders of Parent’s voting stock immediately prior to that transaction. The Merger will not constitute a Change of Control. Following any such transaction, references in this definition to Parent shall be deemed to refer to such holding company. For purposes of this definition, “voting stock” of any specified “person” (as that term is used in Section 13(d)(3) of the Exchange Act) as of any date means the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

[Twentieth Supplemental Indenture]

“Consolidated Net Worth” at any date means total assets less total liabilities, in each case appearing on the most recently prepared consolidated balance sheet of Parent and its subsidiaries as of the end of a fiscal quarter of Parent, prepared in accordance with United States generally accepted accounting principles as in effect on the date of the consolidated balance sheet.

“Consolidated Tangible Assets” at any date means total assets less all intangible assets appearing on the most recently prepared consolidated balance sheet of Parent and its subsidiaries as of the end of a fiscal quarter of Parent, prepared in accordance with United States generally accepted accounting principles as in effect on the date of the consolidated balance sheet. “Intangible assets” means the amount (if any) stated under the heading “Intangible assets, net” or under any other heading of intangible assets separately listed, in each case on the face of such consolidated balance sheet.

“Fitch” means Fitch Ratings, Ltd.

“Funded Indebtedness” means any Indebtedness maturing by its terms more than one year from the date of the determination thereof, including any Indebtedness renewable or extendible at the option of the obligor to a date later than one year from the date of the determination thereof.

“Indebtedness” means, without duplication, the principal amount (such amount being the face amount or, with respect to original issue discount bonds or zero coupon notes, bonds or debentures or similar securities, determined based on the accreted amount as of the date of the most recently prepared consolidated balance sheet of Parent and its Subsidiaries as of the end of a fiscal quarter of Parent prepared in accordance with United States generally accepted accounting principles as in effect on the date of such consolidated balance sheet) of (i) all obligations for borrowed money, (ii) all obligations evidenced by debentures, notes or other similar instruments, (iii) all obligations in respect of letters of credit or bankers’ acceptances or similar instruments or reimbursement obligations with respect thereto (such instruments to constitute Indebtedness only to the extent that the outstanding reimbursement obligations in respect thereof are collateralized by cash or cash equivalents reflected as assets on a balance sheet prepared in accordance with United States generally accepted accounting principles), (iv) all obligations to pay the deferred purchase price of property or services, except (A) trade and similar accounts payable and accrued expenses, (B) employee compensation, deferred compensation and pension obligations, and other obligations arising from employee benefit programs and agreements or other similar employment arrangements, (C) obligations in respect of customer advances received and (D) obligations in connection with earnout and holdback agreements, in each case in the ordinary course of business, (v) all obligations as lessee to the extent capitalized in accordance with United States generally accepted accounting principles, other than operating leases that prior to the adoption of ASC 842 would not have been capitalized, and (vi) all Indebtedness of others consolidated in such balance sheet that is guaranteed by the Company or any of its Subsidiaries or for which the Company or any of its Subsidiaries is legally responsible or liable (whether by agreement to purchase indebtedness of, or to supply funds or to invest in, others).

[Twentieth Supplemental Indenture]

“Investment Grade Rating” means a rating equal to or higher than BBB− (or the equivalent) by Fitch, Baa3 (or the equivalent) by Moody’s and BBB− (or the equivalent) by S&P.

“Merger” means Parent’s change of its jurisdiction of organization from Switzerland to Ireland in a transaction pursuant to which, following the contribution of Parent’s assets to New Swiss TE, Parent will merge with and into New Irish TE, with New Irish TE to be the surviving entity of such merger.

“Moody’s” means Moody’s Investors Service, Inc.

“New Irish TE” means TE Connectivity plc, an Irish public limited company and wholly-owned subsidiary of Parent, and references to New Irish TE in this Twentieth Supplemental Indenture are only applicable if the Merger is consummated and New Irish TE shall have become a party to the Indenture.

“New Swiss TE” means TE Connectivity Switzerland Ltd., a Swiss corporation and wholly-owned subsidiary of Parent (and after the Merger, a wholly-owned subsidiary of New Irish TE and successor to Parent), and references to New Swiss TE in this Twentieth Supplemental Indenture are only applicable if the Merger is consummated and New Swiss TE shall have become a party to the Indenture.

“Non-Recourse Indebtedness” means Indebtedness upon the enforcement of which recourse may be had by the holder(s) thereof only to identified assets of the Company, Parent or New Irish TE or any Subsidiary of the Company, Parent or New Irish TE and not to the Company, Parent or New Irish TE or any Subsidiary of the Company, Parent or New Irish TE personally (subject to, for the avoidance of doubt, customary exceptions contained in non-recourse financings to the non-recourse nature of the obligations thereunder).

“Principal Property” means any U.S. manufacturing, processing or assembly plant or any U.S. warehouse or distribution facility of the Parent or any of its Subsidiaries that is used by any U.S. Subsidiary of the Company and (A) is owned by the Parent or any Subsidiary of the Parent on the date hereof, (B) the initial construction of which has been completed after the date hereof, or (C) is acquired after the date hereof, in each case, other than any such plants, facilities, warehouses or portions thereof, that in the opinion of the Board of Directors of the Company, are not collectively of material importance to the total business conducted by the Parent and its subsidiaries as an entirety, or that has a net book value (excluding any capitalized interest expense), on the date hereof in the case of clause (A) of this definition, on the date of completion of the initial construction in the case of clause (B) of this definition or on the date of acquisition in the case of clause (C) of this definition, of less than the greater of $50,000,000 and 0.50% of Consolidated Tangible Assets on the consolidated balance sheet of Parent and its subsidiaries as of the applicable date.

“Qualifying Subsidiary” means a U.S. Subsidiary, the total Accounts Receivable of which exceeds the greater of $2.5 million and 0.20% of the amount stated under the heading “Accounts receivable, net of allowance for doubtful accounts,” or its equivalent, appearing on the most recently prepared consolidated balance sheet of Parent and its Subsidiaries as of the end of a fiscal quarter of Parent, prepared in accordance with United States generally accepted accounting principles.

[Twentieth Supplemental Indenture]

“Rating Agencies” means (1) each of Fitch, Moody’s and S&P; and (2) if any of Fitch, Moody’s or S&P ceases to rate the Offered Securities or fails to make a rating of the Offered Securities publicly available for reasons outside of the Company’s control, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act, selected by the Company (as certified by a resolution of the Company’s Board of Directors) as a replacement agency for Fitch, Moody’s or S&P, or all of them, as the case may be.

“Restricted Subsidiary” means any Subsidiary of the Company that owns or leases a Principal Property.

“Sale and Lease-Back Transaction” means an arrangement with any Person providing for the leasing by the Company or a Restricted Subsidiary of any Principal Property whereby such Principal Property has been or is to be sold or transferred by the Company or a Restricted Subsidiary to such Person other than Parent, the Company, New Irish TE or any of their respective Subsidiaries; provided, however, that the foregoing shall not apply to any such arrangement involving a lease for a term, including renewal rights, for not more than three years.

“S&P” means S&P Global Ratings, a subsidiary of S&P Global Inc.

“U.S. Subsidiary” means any Subsidiary organized under the laws of a jurisdiction of the United States or any political subdivision thereof.

Section 1.3    Additional Covenants.

The following additional covenants shall apply with respect to the Offered Securities so long as any of the Offered Securities remain Outstanding (but subject to defeasance, as provided in the Indenture):

(1)            Limitation on Liens.

The Company will not, and will not permit any Restricted Subsidiary to, issue, assume or guarantee any Indebtedness that is secured by a mortgage, pledge, security interest, lien or encumbrance (each a “lien”) upon any property that at the time of such issuance, assumption or guarantee constitutes a Principal Property, and the Company will not, and will not permit any U.S. Subsidiary that at the time of such issuance, assumption or guarantee is a Qualifying Subsidiary to, issue, assume or guarantee any Indebtedness that is secured by a lien upon such Qualifying Subsidiary’s Accounts Receivable, or any shares of stock of or Indebtedness issued by any such Restricted Subsidiary or such Qualifying Subsidiary, whether now owned or hereafter acquired, in each case without effectively providing that, for so long as such lien shall continue in existence with respect to such secured Indebtedness, the Offered Securities (together with, if the Company shall so determine, any other Indebtedness of the Company ranking equally with the Offered Securities, it being understood that for purposes hereof, Indebtedness which is secured by a lien and Indebtedness which is not so secured shall not, solely by reason of such lien, be deemed to be of different ranking) shall be equally and ratably secured by a lien ranking ratably with or equal to (or at the Company’s option prior to) such secured Indebtedness; provided, however, that the foregoing covenant shall not apply to:

[Twentieth Supplemental Indenture]

(a)            liens existing on the date the Offered Securities are first issued;

(b)            liens on the stock, assets or Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary, unless created in contemplation of such Person becoming a Restricted Subsidiary;

(c)            liens on any assets or Indebtedness of a Person existing at the time such Person is merged with or into or consolidated with or acquired by the Company or a Restricted Subsidiary or at the time of a purchase, lease or other acquisition of the assets of a corporation or firm as an entirety or substantially as an entirety by the Company or any Restricted Subsidiary;

(d)            liens on any Principal Property existing at the time of acquisition thereof by the Company or any Restricted Subsidiary, or liens to secure the payment of the purchase price of such Principal Property by the Company or any Restricted Subsidiary, or to secure any Indebtedness incurred, assumed or guaranteed by the Company or a Restricted Subsidiary for the purpose of financing all or any part of the purchase price of such Principal Property or improvements or construction thereon, which Indebtedness is incurred, assumed or guaranteed prior to, at the time of or within one year after such acquisition (or in the case of real property, completion of such improvement or construction or commencement of full operation of such property, whichever is later); provided, however, that in the case of any such acquisition, construction or improvement, the lien shall not apply to any Principal Property theretofore owned by the Company or a Restricted Subsidiary, other than the Principal Property so acquired, constructed or improved (and accessions thereto and improvements and replacements thereof and the proceeds of the foregoing);

(e)            liens securing Indebtedness owing by any Subsidiary to the Company, Parent, New Irish TE or a Subsidiary of either thereof, by the Company to Parent or by the Company to New Irish TE;

(f)             liens in favor of the United States or any State thereof, or any department, agency or instrumentality or political subdivision of the United States of America or any State thereof, or in favor of any other country or any political subdivision thereof, to secure partial, progress, advance or other payments pursuant to any contract, statute, rule or regulation or to secure any Indebtedness incurred or guaranteed for the purpose of financing all or any part of the purchase price (or, in the case of real property, the cost of construction or improvement) of the Principal Property or assets subject to such liens (including liens incurred in connection with pollution control, industrial revenue or similar financings);

[Twentieth Supplemental Indenture]

(g)            pledges, liens or deposits under workers’ compensation or similar legislation, and liens thereunder that are not currently dischargeable, or in connection with bids, tenders, contracts (other than for the payment of money) or leases to which the Company or any Subsidiary is a party, or to secure the public or statutory obligations of the Company or any Subsidiary, or in connection with obtaining or maintaining self-insurance, or to obtain the benefits of any law, regulation or arrangement pertaining to unemployment insurance, old age pensions, social security or similar matters, or to secure surety, performance, appeal or customs bonds to which the Company or any Subsidiary is a party, or in litigation or other proceedings in connection with the matters heretofore referred to in this clause, such as interpleader proceedings, and other similar pledges, liens or deposits made or incurred in the ordinary course of business;

(h)            liens created by or resulting from any litigation or other proceeding that is being contested in good faith by appropriate proceedings, including liens arising out of judgments or awards against the Company or any Subsidiary with respect to which the Company or such Subsidiary in good faith is prosecuting an appeal or proceedings for review or for which the time to make an appeal has not yet expired; or final unappealable judgment liens which are satisfied within 15 days of the date of judgment; or liens incurred by the Company or any Subsidiary for the purpose of obtaining a stay or discharge in the course of any litigation or other proceeding to which the Company or such Subsidiary is a party;

(i)             liens for taxes or assessments or governmental charges or levies not yet due or delinquent; or that can thereafter be paid without penalty, or that are being contested in good faith by appropriate proceedings; landlord’s liens on property held under lease; and any other liens or charges incidental to the conduct of the business of the Company or any Subsidiary, or the ownership of their respective assets, that were not incurred in connection with the borrowing of money or the obtaining of advances or credit and that, in the opinion of the Board of Directors of the Company, do not materially impair the use of such assets in the operation of the business of the Company or such Subsidiary or the value of such Principal Property or assets for the purposes of such business;

(j)             liens to secure the Company’s or any Subsidiary’s obligations under agreements with respect to interest rate swap, spot, forward, future and option transactions, entered into in the ordinary course of business;

(k)            liens on (including securitization programs with respect to) accounts receivable (including any accounts receivable constituting or evidenced by chattel paper, instruments or intangibles (as defined in the Uniform Commercial Code of the State of New York)) (i) existing at the time of acquisition thereof by the Company or any U.S. Subsidiary or (ii) of a Person existing at the time such Person is merged with or into or consolidated with or acquired by the Company or any U.S. Subsidiary; provided that such liens were in existence, or granted or required to be granted or otherwise attach pursuant to any agreement in existence, prior to, and were not granted or such agreement was not entered into (as applicable) in contemplation of, such acquisition, merger or consolidation and such liens do not extend to any assets other than accounts receivable (including any accounts receivable constituting or evidenced by chattel paper, instruments or intangibles (as so defined) and rights (contractual and other) and collateral related thereto and proceeds of the foregoing and any related deposit accounts containing such proceeds);

[Twentieth Supplemental Indenture]

(l)            liens not permitted by the foregoing clauses (a) to (k), inclusive, if at the time of, and after giving effect to, the creation or assumption of any such lien, the aggregate amount (without duplication) of all outstanding Indebtedness of the Company and its Restricted Subsidiaries secured by all such liens on such Principal Properties and all outstanding Indebtedness of the Company and its Qualifying Subsidiaries secured by all such liens on Accounts Receivable not so permitted by the foregoing clauses (a) through (k), inclusive, together with the Attributable Debt in respect of Sale and Lease-Back Transactions permitted by paragraph (a) under subsection (2) below do not exceed the greater of $1,500,000,000 and 10% of Consolidated Net Worth; and

(m)          any extension, renewal or replacement (or successive extensions, renewals or replacements) in whole or in part, of any lien referred to in the foregoing clauses (a) to (l), inclusive; provided, however, that the principal amount of Indebtedness secured thereby unless otherwise excepted under clauses (a) through (l) shall not exceed the principal amount of Indebtedness (plus the amount of any unused revolving credit or similar commitments) so secured at the time of such extension, renewal or replacement, and that such extension, renewal or replacement shall be limited to all or a part of the assets (or any replacements therefor) that secured the lien so extended, renewed or replaced (plus improvements and construction on real property).

(2)            Limitation on Sale/Leaseback Transactions.

The Company will not, and will not permit any Restricted Subsidiary to, enter into any Sale and Lease-Back Transaction unless:

(a)            the Company or such Restricted Subsidiary, at the time of entering into a Sale and Lease-Back Transaction, would be entitled to incur Indebtedness secured by a lien on the Principal Property to be leased in an amount at least equal to the Attributable Debt in respect of such Sale and Lease-Back Transaction, without equally and ratably securing the Offered Securities pursuant to subsection (1) above; or

(b)            the direct or indirect proceeds of the sale of the Principal Property to be leased are at least equal to the fair value of such Principal Property (as determined by the Company’s Board of Directors) and an amount equal to the net proceeds from the sale of the property or assets so leased is applied, within 180 days of the effective date of any such Sale and Lease-Back Transaction, to the purchase or acquisition (or, in the case of real property, commencement of the construction) of property or assets or to the retirement (other than at maturity or pursuant to a mandatory sinking fund or mandatory redemption provision) of Securities, or of Funded Indebtedness of the Company or a consolidated Subsidiary ranking on a parity with or senior to the Securities; provided that there shall be credited to the amount of net worth proceeds required to be applied pursuant to this clause (b) an amount equal to the sum of (i) the principal amount of Securities delivered within 180 days of the effective date of such Sale and Lease-Back Transaction to the Trustee for retirement and cancellation and (ii) the principal amount of other Funded Indebtedness voluntarily retired by the Company within such 180-day period, excluding retirements of Securities and other Funded Indebtedness as a result of conversions or pursuant to mandatory sinking fund or mandatory prepayment provisions.

[Twentieth Supplemental Indenture]

(3)            Change of Control Triggering Event.

(a)            Upon the occurrence of a Change of Control Triggering Event, unless the Company has exercised its right to redeem the Offered Securities pursuant to Section 1.1(6) hereof or Section 14.01 of the Base Indenture, each Holder will have the right to require that the Company purchase all or a portion, in $1,000 increments (provided that any remaining principal amount thereof shall be at least the minimum authorized denomination thereof), of such Holder’s Offered Securities pursuant to Section 1.3(3)(b) hereof (the “Change of Control Offer”), at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase.

(b)            Within 30 days following the date upon which the Change of Control Triggering Event occurred, or at the Company’s option, prior to any Change of Control, but after the public announcement of the Change of Control, the Company shall send, by first class mail, a notice to each Holder, with a copy to the Trustee, which notice shall govern the terms of the Change of Control Offer. Such notice shall describe the transaction or transactions that constitute the Change of Control and shall state:

(A)            that the Change of Control Offer is being made pursuant to this Section 1.3(3) of this Twentieth Supplemental Indenture;

(B)            that the Company is required to offer to purchase all of the outstanding principal amount of Offered Securities, the purchase price and, that on the date specified in such notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed, other than as may be required by law (the “Change of Control Payment Date”), the Company shall repurchase the Offered Securities validly tendered and not withdrawn pursuant to this Section 1.3(3);

(C)            if mailed prior to the date of consummation of the Change of Control, that the Change of Control Offer is conditioned on the Change of Control Triggering Event occurring on or prior to the Change of Control Payment Date;

(D)            that any Offered Security not tendered or accepted for payment shall continue to accrue interest;

(E)            that, unless the Company defaults in making such payment, Offered Securities accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest after the Change of Control Payment Date;

(F)            that Holders electing to have an Offered Security purchased pursuant to a Change of Control Offer may elect to have all or any portion of such Offered Security purchased;

(G)            that Holders of Offered Securities electing to have Offered Securities purchased pursuant to a Change of Control Offer shall be required to surrender their Offered Securities, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Offered Security, or such other customary documents of surrender and transfer as the Company may reasonably request, duly completed, or transfer the Offered Security by book-entry transfer, to the paying agent at the address specified in the notice prior to the close of business on the third Business Day prior to the Change of Control Payment Date;

[Twentieth Supplemental Indenture]

(H)            that Holders shall be entitled to withdraw their election if the Company, the Depositary or the paying agent, as the case may be, receives, not later than the expiration of the Change of Control Offer, a telegram, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Offered Security the Holder delivered for purchase and a statement that such Holder is withdrawing its election to have such Offered Security purchased;

(I)            that Holders whose Offered Securities are purchased only in part shall be issued new Securities equal in principal amount to the unpurchased portion of the Securities surrendered (or transferred by book-entry transfer); and

(J)            the CUSIP number or ISIN, if any, printed on the Offered Securities being repurchased and that no representation is made as to the correctness or accuracy of the CUSIP number or ISIN, if any, listed in such notice or printed on the Offered Securities.

(c)            The Company will not be required to make a Change of Control Offer if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for such an offer made by the Company and such third party purchases all Offered Securities properly tendered and not withdrawn under its offer.

(d)            The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Offered Securities pursuant to a Change of Control Offer. To the extent that any securities laws or regulations conflict with the provisions of this Section 1.3(3), the Company shall comply with the applicable securities laws and regulations and shall be deemed not to have breached its obligations under this Section 1.3(3) by virtue thereof.

(4)            Redemption Upon Changes in Withholding Taxes.

Solely with respect to the Offered Securities, Section 14.01 of the Base Indenture shall be replaced in its entirety with the following:

(a)            The Offered Securities may be redeemed, as a whole but not in part, at the option of the Company, at a redemption price equal to 100% of the principal amount thereof, together with accrued interest, if any, to the redemption date and Additional Amounts (as defined in Section 14.02), if any, if:

(i) there is an amendment to, or change in, the laws or regulations of Luxembourg, Switzerland, Ireland or any other jurisdiction in which the Company, Parent, New Irish TE or any successor thereof may be organized, or the United States, as applicable, or any political subdivision thereof or therein having the power to tax (a “Taxing Jurisdiction”) or any change in the application or official interpretation of such laws, including any action taken by a taxing authority or a holding by a court of competent jurisdiction (regardless of whether such action or such holding is with respect to the Company, Parent or New Irish TE); provided that such amendment or change is first announced or takes effect after the date the Offered Securities are issued;

[Twentieth Supplemental Indenture]

(ii) as a result of such amendment or change, the Company, Parent or New Irish TE has become, or there is a material probability that the Company, Parent or New Irish TE will become, obligated to pay Additional Amounts on the next date on which any amount would be payable with respect to the Offered Securities; and

(iii) such obligation cannot be avoided by the use of commercially reasonable measures available to the Company, Parent or New Irish TE, as the case may be.

(b)            Prior to the giving of any notice of redemption pursuant to this Section 14.01, the Company shall deliver to the Trustee:

(i) a certificate signed by the Company, Parent or New Irish TE, as the case may be, stating that the obligation to pay Additional Amounts cannot be avoided by the Company, Parent or New Irish TE, as the case may be, taking commercially reasonable measures available to it; and

(ii) a written opinion of independent legal counsel to the Company, Parent or New Irish TE, as the case may be, of recognized standing to the effect that the Company, Parent or New Irish TE, as the case may be, has paid or there is a material probability that it will become obligated to pay Additional Amounts as a result of a change, amendment, official interpretation or application described in clause (a) above and that the Company, Parent or New Irish TE, as the case may be, cannot avoid the payment of such Additional Amounts by taking commercially reasonable measures available to it.

(c)            Following the delivery of the certificate and opinion described in clause (b) above, the Company shall provide notice of such redemption to each Holder of Offered Securities to be redeemed not less than 10 days, but not more than 60 days, prior to the date of redemption; provided, however, that (i) no such notice of redemption may be given earlier than 60 days prior to the earliest date on which the Company, Parent or New Irish TE, as the case may be, would be required to pay such Additional Amounts, and (b) at the time such notice of redemption is given, such obligation to pay such Additional Amounts remains in effect.

Section 1.4    Events of Default.

For purposes of the Offered Securities and this Twentieth Supplemental Indenture, Sections 6.01(a)(4), (5), (6) and (7) of the Base Indenture are hereby deleted and replaced with the following:

[Twentieth Supplemental Indenture]

(4) default in the performance, or breach, of any covenant or agreement of the Company, Parent or New Irish TE in respect of the Securities of such series and the related Guarantee (other than (x) the failure to comply with any covenant or agreement contained in Section 314(a)(1) of the Trust Indenture Act or Section 5.03(a) or (y) a default or breach that is specifically dealt with elsewhere in this Section 6.01), and continuance of such default or breach for a period of 90 days after the date on which there has been given, by registered or certified mail, to the Company, Parent and New Irish TE by the Trustee or to the Company, Parent, New Irish TE and the Trustee by the Holders of at least 25% in principal amount of the Outstanding Securities of such series, a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a “Notice of Default” hereunder; or

(5) the Guarantee with respect to the Securities of such series shall for any reason cease to be, or shall for any reason be asserted in writing by the Company, Parent or New Irish TE not to be, in full force and effect and enforceable in accordance with its terms except to the extent contemplated by this Indenture and such Guarantee; or

(6) a court having jurisdiction in the premises shall enter a decree or order for relief in respect of the Company, Parent or New Irish TE in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee or sequestrator (or similar official) of the Company, Parent or New Irish TE or for any substantial part of its property or ordering the winding up or liquidation of its affairs, and such decree or order shall remain unstayed and in effect for a period of 90 consecutive days; or

(7) the Company, Parent or New Irish TE shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consent to the entry of an order for relief in an involuntary case under any such law, or consent to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee or sequestrator (or similar official) of the Company, Parent or New Irish TE or for any substantial part of its property, or make any general assignment for the benefit of creditors; or

The following additional event shall be established and shall constitute an “Event of Default” under Section 6.01(a) of the Base Indenture with respect to the Offered Securities so long as any of the Offered Securities remain Outstanding:

[Twentieth Supplemental Indenture]

(9) an event of default shall happen and be continuing with respect to the Company’s, Parent’s or New Irish TE’s Indebtedness for borrowed money (other than Non-Recourse Indebtedness) under any indenture or other instrument evidencing or under which the Company, Parent or New Irish TE shall have a principal amount outstanding (such amount with respect to original issue discount bonds or zero coupon notes, bonds or debentures or similar securities based on the accreted amount determined in accordance with United States generally accepted accounting principles and as of the date of the most recently prepared consolidated balance sheet of the Company, Parent or New Irish TE, as the case may be) in excess of $100,000,000, and such event of default shall involve the failure to pay the principal of such Indebtedness on the final maturity date thereof after the expiration of any applicable grace period with respect thereto, or such Indebtedness shall have been accelerated so that the same shall have become due and payable prior to the date on which the same would otherwise have become due and payable, and such acceleration shall not be rescinded or annulled within ten Business Days after notice thereof shall have been given to the Company, Parent and New Irish TE by the Trustee, or to the Company, Parent, New Irish TE and the Trustee by the Holders of at least 25% in aggregate principal amount of the Outstanding Securities; provided that, if such event of default under such indenture or instrument shall be remedied or cured by the Company, Parent or New Irish TE or waived by the requisite holders of such Indebtedness, then the Event of Default hereunder by reason thereof shall be deemed likewise to have been thereupon remedied, cured or waived without further action upon the part of either the Trustee or any of the Holders, and provided further, however, that subject to the provisions of Sections 7.01 and 7.02, the Trustee shall not be charged with knowledge of any such event of default unless written notice thereof shall have been given to the Trustee by the Company, Parent or New Irish TE, as the case may be, by the holder or an agent of the holder of any such Indebtedness, by the trustee then acting under any indenture or other instrument under which such default shall have occurred, or by the Holders of not less than 25% in the aggregate principal amount of Outstanding Securities.

For purposes of the Offered Securities and this Twentieth Supplemental Indenture, the second paragraph of Section 6.01(a) of the Base Indenture is hereby deleted and replaced with the following:

Any failure to perform, or breach of, any covenant or agreement of the Company, Parent or New Irish TE in respect of the Securities of such series and contained in Section 314(a)(1) of the Trust Indenture Act or Section 5.03(a) shall not be a default or an Event of Default. Remedies against the Company, Parent and New Irish TE for any such failure or breach will be limited to liquidated damages as described in the following sentence, and Holders shall not have any right to accelerate the maturity of the Securities of such series as a result of any such failure or breach. Instead, if there is such a failure or breach of the Company’s, Parent’s or New Irish TE’s obligation under Section 314(a)(1) of the Trust Indenture Act or Section 5.03(a) and continuance of such failure or breach for a period of 90 days after the date on which there has been given, by registered or certified mail, to Parent and the Company by the Trustee or to the Company, Parent, New Irish TE and the Trustee by the Holders of at least 25% in principal amount of the Outstanding Securities of such series, a written notice specifying such failure or breach and requiring it to be remedied and stating that such notice is a “Notice of Reporting Noncompliance” hereunder, the Company will pay liquidated damages to all Holders of Securities of such series, at a rate per year equal to 0.25% of the principal amount of such Securities from the 90th day following such notice to and including the 150th day following such notice and at a rate per year equal to 0.5% of the principal amount of such Securities from and including the 151st day following such notice, until such failure or breach is cured. Any such liquidated damages shall be payable in the same manner and on the same dates as the stated interest payable on the Securities of such series. In the event that the Company is required to pay such liquidated damages, the Company shall provide a written notice to the Trustee (and if the Trustee is not the paying agent, the paying agent) no later than five Business Days prior to the payment date for the payment of such liquidated damages setting forth the amount of such liquidated damages to be paid by the Company on such payment date and directing the Trustee (or, if the Trustee is not the paying agent, the paying agent) to make such payment to the extent it receives funds from the Company to do so. The Trustee shall not at any time be under any duty or responsibility to any holder of Securities to determine whether such liquidated damages are payable, or with respect to the nature, extent or calculation of the amount of liquidated damages owed.

[Twentieth Supplemental Indenture]

For purposes of the Offered Securities and this Twentieth Supplemental Indenture, Section 6.01(b) of the Base Indenture is hereby deleted and replaced with the following:

(b) In each and every such case, unless the principal of all the Securities of that series shall have already become due and payable, either the Trustee or the holders of not less than 25% in aggregate principal amount of the Securities of that series then Outstanding hereunder, by notice in writing to the Company, Parent and New Irish TE (and to the Trustee if given by such Securityholders), may declare the unpaid principal of all the Securities of that series to be due and payable immediately, and upon any such declaration the same shall become and shall be immediately due and payable, notwithstanding anything contained in this Indenture or in the Securities of that series or established with respect to that series pursuant to Section 2.01 to the contrary.

Section 1.5.    Statement by Officers as to Default.

For purposes of the Offered Securities and this Twentieth Supplemental Indenture, Section 4.04 of the Base Indenture shall be replaced in its entirety with the following:

So long as any of the Securities remain outstanding, the Company, Parent and New Irish TE will furnish to the Trustee on or before March 31 in each year a brief certificate (which need not comply with Section 13.06) executed by the principal executive, financial or accounting officer of each of the Company, Parent and New Irish TE on their respective behalf as to his or her knowledge of the Company’s, Parent’s or New Irish TE’s, as the case may be, compliance with all covenants and agreements under this Indenture required to be complied with by the Company, Parent and New Irish TE, as the case may be (such compliance to be determined without regard to any period of grace or requirement of notice provided under this Indenture). Such certificate need not include a reference to any non-compliance that has been fully cured prior to the date as of which such certificate speaks.

The Company shall provide written notice to the Trustee within 30 days of the occurrence of any Event of Default under Section 6.01.

Section 1.6    Supplemental Indentures Without the Consent of Securityholders.

For purposes of the Offered Securities and this Twentieth Supplemental Indenture, the first paragraph of Section 9.01, Sections 9.01(b) and (d), and the second and third paragraphs of Section 9.01 of the Base Indenture are hereby deleted and replaced with the following:

[Twentieth Supplemental Indenture]

In addition to any supplemental indenture otherwise authorized by this Indenture, the Company, Parent, New Irish TE and the Trustee from time to time and at any time may enter into an indenture or indentures supplemental hereto (which shall conform to the provisions of the Trust Indenture Act as then in effect), without the consent of the Securityholders, for one or more of the following purposes:

(b) to evidence the succession of another Person to the Company, Parent or New Irish TE, or successive successions, and the assumption by the successor Person of the covenants, agreements and obligations of the Company, Parent or New Irish TE, as the case may be, pursuant to Article X;

(d) to add to the covenants of the Company for the benefit of the holders of all or any outstanding series of Securities (and if such covenants are to be for the benefit of less than all outstanding series of Securities, stating that such covenants are expressly being included solely for the benefit of such series) or to surrender any right or power herein conferred upon the Company, Parent or New Irish TE;

Upon the request of the Company, accompanied by Board Resolutions authorizing the execution of any such supplemental indenture, and upon receipt by the Trustee of the documents described in Section 9.05, the Trustee shall join with the Company, Parent and New Irish TE in the execution of any such supplemental indenture, and to make any further appropriate agreements and stipulations that may be therein contained, but the Trustee shall not be obligated to enter into any such supplemental indenture that affects the Trustee’s own rights, duties or immunities under this Indenture or otherwise.

Any supplemental indenture authorized by the provisions of this Section 9.01 may be executed by the Company, Parent, New Irish TE and the Trustee without the consent of the holders of any of the Securities at the time Outstanding, notwithstanding any of the provisions of Section 9.02.

Section 1.7    Supplemental Indentures With Consent of Securityholders.

For purposes of the Offered Securities and this Twentieth Supplemental Indenture, the first and fourth paragraphs of Section 9.02 of the Base Indenture are hereby deleted and replaced with the following:

With the consent (evidenced as provided in Section 8.01) of the holders of not less than a majority in aggregate principal amount of the Securities of each series at the time Outstanding affected by such supplemental indenture or indentures, the Company, Parent and New Irish TE, when authorized by Board Resolutions, and the Trustee from time to time and at any time may enter into an indenture or indentures supplemental hereto (which shall conform to the provisions of the Trust Indenture Act as then in effect) for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Indenture or of any supplemental indenture or of modifying in any manner not covered by Section 9.01 the rights of the holders of the Securities of such series under this Indenture; provided, however, that no such supplemental indenture, without the consent of the holders of each Security then Outstanding and affected thereby, shall (i) extend a fixed maturity of or any installment of principal of any Securities of any series or reduce the principal amount thereof or reduce the amount of principal of any original issue discount security that would be due and payable upon declaration of acceleration of the maturity thereof; (ii) reduce the rate of or extend the time for payment of interest on any Security of any series; (iii) reduce the premium payable upon the redemption of any Security; (iv) make any Security payable in Currency other than that stated in the Security; (v) impair the right to institute suit for the enforcement of any payment on or after the fixed maturity thereof (or in the case of redemption, on or after the redemption date); or (vi) reduce the aforesaid percentage of Securities, the holders of which are required to consent to any such supplemental indenture or indentures.

[Twentieth Supplemental Indenture]

Promptly after the execution by the Company, Parent, New Irish TE and the Trustee of any supplemental indenture pursuant to the provisions of this Section 9.02, the Company shall mail or caused to be mailed a notice thereof by first class mail to the Holders of Securities of each series affected thereby at their addresses as they shall appear on the Security Register, setting forth in general terms the substance of such supplemental indenture. Any failure of the Company to mail such notice, or any defect therein, shall not in any way impair or affect the validity of any such supplemental indenture.

Section 1.8    Consolidation, Merger and Sale of Assets.

For purposes of the Offered Securities and this Twentieth Supplemental Indenture, Section 10.01 of the Base Indenture shall be replaced in its entirety with the following:

Each of the Company, Parent and, following the Merger, New Irish TE covenants that it will not merge or consolidate with any other Person or sell or convey all or substantially all of its assets to any Person, unless:

(i) any of the Company, Parent or New Irish TE, as the case may be, shall be the continuing entity, or the successor entity or the Person which acquires by sale or conveyance substantially all the assets of the Company, Parent or New Irish TE, as the case may be (if other than the Company, Parent or New Irish TE, as the case may be), (A) shall expressly assume the due and punctual payment of the principal of, premium, if any, and interest on all the Securities or the obligations under the Guarantees, as the case may be, according to their tenor, and the due and punctual performance and observance of all of the covenants and agreements of this Indenture to be performed or observed by the Company, Parent or New Irish TE, as the case may be, by supplemental indenture satisfactory to the Trustee, executed and delivered to the Trustee by such Person and (B) is an entity treated as a “corporation” for United States tax purposes or the Company, Parent or New Irish TE, as the case may be, obtains either (x) an opinion, in form and substance reasonably acceptable to the Trustee, of tax counsel of recognized standing reasonably acceptable to the Trustee or (y) a ruling from the United States Internal Revenue Service, in either case to the effect that such merger or consolidation, or such sale or conveyance, will not result in an exchange of the Securities for new debt instruments for United States federal income tax purposes; and

[Twentieth Supplemental Indenture]

(ii) no Event of Default and no event that, after notice or lapse of time or both, would become an Event of Default shall be continuing immediately after such merger or consolidation, or such sale or conveyance.

Section 1.9    Satisfaction and Discharge.

For purposes of the Offered Securities and this Twentieth Supplemental Indenture, Section 11.03 of the Base Indenture shall be replaced in its entirety with the following:

(a) If at any time:

(i) all such Securities of a particular series not heretofore delivered to the Trustee for cancellation or that have not become due and payable as described in Section 11.02 shall have been paid by the Company, Parent or New Irish TE by depositing irrevocably with the Trustee in trust funds or an amount of Governmental Obligations sufficient to pay at maturity or upon redemption all such Securities of that series not theretofore delivered to the Trustee for cancellation, including principal, premium, if any, and interest due or to become due to such date of maturity or date fixed for redemption, as the case may be, and

(ii) the Company, Parent or New Irish TE shall also pay or cause to be paid all other amounts payable hereunder by the Company with respect to such series, then, after the date such funds or Governmental Obligations, as the case may be, are deposited with the Trustee, the obligations of the Company, Parent and New Irish TE under this Indenture with respect to such series shall cease to be of further effect except, to the extent applicable to each, for the provisions of Sections 2.03, 2.04, 2.05, 2.07, 4.01, 4.02, 4.03, 7.05 and 7.10 hereof that shall survive until such Securities shall mature and be paid. Thereafter, Sections 7.06 and 11.06 shall survive such satisfaction and discharge.

(b) In addition, each of the Company, Parent and New Irish TE, at its option and at any time, by written notice executed by an Officer delivered to the Trustee, may elect to have its obligations, to the extent applicable to each, under Section 5.03 and any covenant contained in Article X, and any other covenant contained in the Board Resolution or supplemental indenture relating to such series pursuant to Section 2.01, discharged with respect to all Outstanding Securities of a series, this Indenture and any indentures supplemental to this Indenture insofar as such Securities are concerned (“covenant defeasance”), such discharge to be effective on the date the conditions set forth in clauses (i) through (vi) of Section 11.03(c) are satisfied, and such Securities shall thereafter be deemed to be not “Outstanding” for the purposes of any direction, waiver, consent or declaration of Securityholders (and the consequences of any thereof) in connection with such covenants, but shall continue to be “Outstanding” for all other purposes under this Indenture. For this purpose, such covenant defeasance means that, with respect to the Outstanding Securities of a series, the Company, Parent and New Irish TE may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute an Event of Default under Section 6.01(a)(4) or otherwise, but except as specified in this Section 11.03(b), the remainder of the Company’s, Parent’s and New Irish TE’s obligations under the Securities of such series, this Indenture, and any indentures supplemental to this Indenture with respect to such series shall be unaffected thereby.

[Twentieth Supplemental Indenture]

(c) The following shall be the conditions to the application of Section 11.03 to the Outstanding Securities of the applicable series:

(i) the Company, Parent or New Irish TE irrevocably deposits in trust with the Trustee or, at the option of the Trustee, with a trustee satisfactory to the Trustee and the Company, Parent or New Irish TE, as the case may be, under the terms of an irrevocable trust agreement in form and substance satisfactory to the Trustee, funds or Governmental Obligations sufficient to pay principal of, premium, if any, and interest on the Outstanding Securities of such series to maturity or redemption, as the case may be, and to pay all other amounts payable by it hereunder, provided that (A) the trustee of the irrevocable trust shall have been irrevocably instructed to pay such funds or the proceeds of such Governmental Obligations to the Trustee and (B) the Trustee shall have been irrevocably instructed to apply such funds or the proceeds of such Governmental Obligations to the payment of said principal, premium, if any, and interest with respect to the Securities of such series;

(ii) the Company, Parent or New Irish TE, as the case may be, delivers to the Trustee an Officer’s Certificate stating that all conditions precedent specified herein relating to defeasance or covenant defeasance, as the case may be, have been complied with, and an Opinion of Counsel to the same effect;

(iii) no Event of Default under clauses (1), (2), (3), (5), (6) or (7) of Section 6.01(a) shall have occurred and be continuing, and no event which with notice or lapse of time or both would become such an Event of Default shall have occurred and be continuing, on the date of such deposit;

(iv) the Company, Parent or New Irish TE, as the case may be, shall have delivered to the Trustee an Opinion of Counsel or a ruling received from the Internal Revenue Service to the effect that the holders of the Securities of such series will not recognize income, gain or loss for Federal income tax purposes as a result of the Company’s, Parent’s or New Irish TE’s exercise of either option under this Section 11.03 and will be subject to Federal income tax in the same amount and in the same manner and at the same times as would have been the case if such election had not been exercised;

(v) such covenant defeasance shall not (i) cause the Trustee to have a conflicting interest for purposes of the Trust Indenture Act with respect to any Securities or (ii) result in the trust arising from such deposit to constitute, unless it is qualified, a regulated investment company under the Investment Company Act of 1940; and

(vi) notwithstanding any other provisions of this Section 11.03, such covenant defeasance shall be effected in compliance with any additional or substitute terms, conditions or limitations which may be imposed on the Company, Parent or New Irish TE pursuant to Section 2.01.

[Twentieth Supplemental Indenture]

After such irrevocable deposit made pursuant to this Section 11.03 and satisfaction of the other conditions set forth herein, the Trustee upon request shall acknowledge in writing the discharge of the Company’s, Parent’s and New Irish TE’s obligations pursuant to this Section 11.03.

Section 1.10    Repayment to the Company, Parent or New Irish TE.

For purposes of the Offered Securities and this Twentieth Supplemental Indenture, Section 11.06 of the Base Indenture shall be renamed “Repayment to the Company, Parent or New Irish TE” and the text replaced in its entirety with the following:

Any funds or Governmental Obligations deposited with any paying agent or the Trustee, or then held by the Company, Parent or New Irish TE, in trust for payment of principal of, premium, if any, or interest on the Securities of a particular series that are not applied but remain unclaimed by the holders of such Securities for at least one year after the date upon which the principal of, premium, if any, or interest on such Securities shall have respectively become due and payable, shall be repaid to the Company, Parent or New Irish TE, as applicable, or if then held by the Company, Parent or New Irish TE shall be discharged from such trust; and thereafter, the paying agent and the Trustee shall be released from all further liability with respect to such funds or Governmental Obligations, and the holder of any of the Securities entitled to receive such payment shall thereafter, as an unsecured general creditor, look only to the Company, Parent or New Irish TE, as applicable, for the payment thereof. Anything in this Article XI to the contrary notwithstanding, subject to Section 7.06, the Trustee shall deliver or pay to the Company, Parent or New Irish TE, as applicable, from time to time upon request by the Company, Parent or New Irish TE any funds or Governmental Obligations (or other property and any proceeds therefrom) held by it as provided in Sections 11.02 or 11.03 which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee, are in excess of the amount thereof that would then be required to be deposited to effect a defeasance or covenant defeasance, as the case may be, in accordance with this Article XI.

Section 1.11    Compliance Certificates and Opinions.

For purposes of the Offered Securities and this Twentieth Supplemental Indenture, Section 13.06(a) of the Base Indenture shall be replaced in its entirety with the following:

(a) Upon any application or demand by the Company, Parent or New Irish TE to the Trustee to take any action under any of the provisions of this Indenture, the Company, Parent or New Irish TE shall furnish to the Trustee an Officer’s Certificate stating that, in the opinion of the signer, all conditions precedent provided for in this Indenture relating to the proposed action have been complied with and an Opinion of Counsel stating that in the opinion of such counsel all such conditions precedent have been complied with, except that in the case of any such application or demand as to which the furnishing of such documents is specifically dealt with by any provision of this Indenture relating to such particular application or demand, no additional certificate or opinion need be furnished.

[Twentieth Supplemental Indenture]

Section 1.12    Additional Amounts.

For purposes of the Offered Securities and this Twentieth Supplemental Indenture, the first paragraph of Section 14.02, Sections 14.02(a)(iii) and (iv), Section 14.02(f) and Section 14.02(h) through (j) of the Base Indenture are hereby deleted and replaced with the following:

All payments made by the Company, Parent or New Irish TE under or with respect to the Securities and the Guarantees will be made free and clear of and without withholding or deduction for or on account of any present or future taxes, duties, levies, imposts, assessments or governmental charges of whatever nature imposed or levied by or on behalf of any Taxing Jurisdiction (“Taxes”), unless the Company, Parent or New Irish TE, as the case may be, is required to withhold or deduct Taxes by law or by the interpretation or administration thereof. In the event that the Company, Parent or New Irish TE (or any successor thereof) is required to so withhold or deduct any amount for or on account of any Taxes from any payment made under or with respect to the Securities or the Guarantees, as the case may be, the Company, Parent or New Irish TE (or any successor thereof), as the case may be, will pay such additional amounts (“Additional Amounts”) as may be necessary so that the net amount received by each holder of Securities (including Additional Amounts) after such withholding or deduction will equal the amount that such Holder would have received if such Taxes had not been required to be withheld or deducted; provided that no Additional Amounts will be payable with respect to a payment to a holder of Securities where such holder is subject to taxation on such payment by a relevant Taxing Jurisdiction for any reason other than the holder’s mere ownership of the Securities or for or on account of:

(a)(iii)     with respect to any withholding Taxes imposed by the United States, is or was, with respect to the United States, a personal holding company, a passive foreign investment company, a controlled foreign corporation, a foreign tax exempt organization or a corporation that has accumulated earnings to avoid United States federal income tax;

(a)(iv)     owns or owned 10% or more of the issued share capital or total combined voting power of all classes of stock of the Company, Parent or New Irish TE; or

(a)(v) with respect to Taxes that are imposed or withheld by Ireland, is entitled to profits available for distribution of the Company, Parent or New Irish TE;

(f)            any Taxes that are payable by any method other than withholding or deduction by the Company, Parent, New Irish TE or any paying agent from payments in respect of such Securities;

[Twentieth Supplemental Indenture]

(h)            [reserved];

(i)            with respect to withholding Taxes imposed by Ireland, any such Taxes imposed by reason of the failure of the beneficial owner to fulfill the requirements of section 246(3) of the Taxes Consolidation Act, 1997 of Ireland (as amended);

(j)            any Taxes required to be deducted or withheld pursuant to the Luxembourg law of December 23, 2005, as amended, introducing a 20% withholding tax on certain interest payments;

(k)            with respect to withholding Taxes imposed by the United States, any such Taxes imposed under Sections 1471 through 1474 of the Code, and any regulations or other administrative authority promulgated thereunder, any agreements entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreement entered into in connection with any of the foregoing and any fiscal or regulatory legislation, rules or practices adopted pursuant to any such intergovernmental agreement;

(l)            any withholding or deduction for Taxes which would not have been imposed if the relevant Securities had been presented to another paying agent in a Member State of the European Union; or

(m)          any combination of Section 14.02(a), (b), (c), (d), (e), (f), (g), (h), (i), (j), (k) and (l).

For purposes of the Offered Securities and this Twentieth Supplemental Indenture, the third, fourth and sixth paragraphs of Section 14.02 of the Base Indenture are hereby deleted and replaced with the following:

The Company, Parent or New Irish TE, as the case may be, will also (i) make such withholding or deduction of Taxes and (ii) remit the full amount of Taxes so deducted or withheld to the relevant Taxing Jurisdiction in accordance with all applicable laws. The Company, Parent or New Irish TE, as applicable, will use its commercially reasonable efforts to obtain certified copies of tax receipts evidencing the payment of any Taxes so deducted or withheld from each Taxing Authority imposing such Taxes. The Company, Parent or New Irish TE, as the case may be, will, upon request, make available to the holders of the Securities, within 90 days after the date the payment of any Taxes so deducted or withheld is due pursuant to applicable law, certified copies of tax receipts evidencing such payment by the Company, Parent or New Irish TE or if, notwithstanding the Company’s, Parent’s or New Irish TE’s efforts to obtain such receipts, the same are not obtainable, other evidence of such payments by the Company, Parent or New Irish TE.

At least 30 days prior to each date on which any payment under or with respect to the Securities or Guarantees is due and payable, if the Company, Parent or New Irish TE will be obligated to pay Additional Amounts with respect to such payment, the Company, Parent or New Irish TE will deliver to the Trustee an Officer’s Certificate stating the fact that such Additional Amounts will be payable, the amounts so payable and will set forth such other information as is necessary to enable such Trustee to pay such Additional Amounts to holders of Securities on the payment date.

[Twentieth Supplemental Indenture]

The provisions of this Article XIV shall survive any termination of the discharge of this Indenture and shall apply mutatis mutandis to any jurisdiction in which the Company, Parent or New Irish TE or any successor Person to the Company, Parent or New Irish TE, as the case may be, is organized or is engaged in business for tax purposes or any political subdivisions or taxing authority or agency thereof or therein; provided, however, the date on which the Company, Parent or New Irish TE changes its jurisdiction in which it is organized or such Person becomes a successor to the Company, Parent or New Irish TE, as the case may be, shall be substituted for the date on which the series of Securities was issued.

For purposes of the Offered Securities and this Twentieth Supplemental Indenture, the following sentence is added to the end of the fifth paragraph of Section 14.02 of the Base Indenture:

However, the Company will not pay any Luxembourg registration duties in connection with the voluntary registration, by any person other than the Company, of the notes or any related document with the Administration de l’enregistrement, des domaines et de la TVA in Luxembourg.

ARTICLE II

MISCELLANEOUS

Section 2.1.    Definitions.

Capitalized terms defined in the Base Indenture and used but not defined in this Twentieth Supplemental Indenture shall have the meanings ascribed thereto in the Base Indenture.

Section 2.2.    Confirmation of Indenture.

The Base Indenture, as supplemented and amended by this Twentieth Supplemental Indenture, is in all respects ratified and confirmed, and the Base Indenture, this Twentieth Supplemental Indenture and all indentures supplemental thereto shall be read, taken and construed as one and the same instrument.

Section 2.3.    Concerning the Trustee.

In carrying out the Trustee’s responsibilities hereunder, the Trustee shall have all of the rights, protections and immunities which it possesses under the Indenture. The recitals contained herein and in the Offered Securities, except the Trustee’s certificate of authentication, shall be taken as the statements of the Company, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Twentieth Supplemental Indenture or of the Offered Securities. The Trustee shall not be accountable for the use or application by the Company of the Offered Securities or the proceeds thereof.

[Twentieth Supplemental Indenture]

Section 2.4.    Governing Law.

This Twentieth Supplemental Indenture and the Offered Securities shall be deemed to be a contract made under the internal laws of the State of New York, and for all purposes shall be construed in accordance with the laws of said State without regard to conflicts of laws principles that would require the application of any other law except to the extent that the Trust Indenture Act is applicable. For the avoidance of doubt, articles 470-1 to 470-19 of the Luxembourg act dated 10 August 1915 on commercial companies, as amended, do not apply in respect of the Offered Securities.

Section 2.5.    Separability.

In case any provision in this Twentieth Supplemental Indenture shall for any reason be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 2.6.    Counterparts.

This Twentieth Supplemental Indenture may be executed in any number of counterparts each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.

Section 2.7    No Benefit.

Nothing in this Twentieth Supplemental Indenture, express or implied, shall give to any Person other than the parties hereto and their successors or assigns, and the Holders, any benefit or legal or equitable rights, remedy or claim under this Twentieth Supplemental Indenture or the Base Indenture.

Section 2.8    Electronic Signature.

Facsimile signatures, signatures executed, scanned and transmitted electronically and electronic signatures, including those created or transmitted through a software platform or application, shall be deemed original signatures for purposes of this Twentieth Supplemental Indenture and all other related documents and all matters and agreements related thereto, with such facsimile, scanned and electronic signatures having the same legal effect as original signatures. The parties agree that this Twentieth Supplemental Indenture or any other related document or any instrument, agreement or document necessary for the consummation of the transactions contemplated by this Twentieth Supplemental Indenture or the other related documents or related hereto or thereto (including, without limitation, addendums, amendments, notices, instructions, communications with respect to the delivery of securities or the wire transfer of funds or other communications) (“Executed Documentation”) may be accepted, executed or agreed to through the use of an electronic signature in accordance with applicable laws, rules and regulations in effect from time to time applicable to the effectiveness and enforceability of electronic signatures. Any Executed Documentation accepted, executed or agreed to in conformity with such laws, rules and regulations will be binding on all parties hereto to the same extent as if it were physically executed and each party hereby consents to the use of any third party electronic signature capture service providers as may be reasonably chosen by a signatory hereto or thereto. When the Trustee acts on any Executed Documentation sent by electronic transmission, the Trustee will not be responsible or liable for any losses, costs or expenses arising directly or indirectly from its reliance upon and compliance with such Executed Documentation, notwithstanding that such Executed Documentation (a) may not be an authorized or authentic communication of the party involved or in the form such party sent or intended to send (whether due to fraud, distortion or otherwise) or (b) may conflict with, or be inconsistent with, a subsequent written instruction or communication; it being understood and agreed that the Trustee shall conclusively presume that Executed Documentation that purports to have been sent by an authorized officer of a Person has been sent by an authorized officer of such Person. The party providing Executed Documentation through electronic transmission or otherwise with electronic signatures agrees to assume all risks arising out of such electronic methods, including, without limitation, the risk of the Trustee acting on unauthorized instructions and the risk of interception and misuse by third parties.

[Twentieth Supplemental Indenture]

IN WITNESS WHEREOF, the parties hereto have caused this Twentieth Supplemental Indenture to be duly executed all as of the day and year first above written.

TYCO ELECTRONICS GROUP S.A.

By:	/s/ Jean-Jacques Fotzeu
Name: Jean-Jacques Fotzeu
Title: Director

TE CONNECTIVITY LTD.

By:	/s/ Heath A. Mitts
Name: Heath A. Mitts
Title: Executive Vice President and Chief Financial Officer

[Signature Page to Twentieth Supplemental Indenture]

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Trustee

By:	/s/ Irina Golovashchuk
Name: Irina Golovashchuk
Title: Vice President

By:	/s/ Sebastian Hidalgo
Name: Sebastian Hidalgo
Title: Assistant Vice President

[Signature Page to Twentieth Supplemental Indenture]

EXHIBIT A

FORM OF 4.625% SENIOR NOTES

[Insert the Private Placement Legend and/or the Global Security legend, as applicable]

4.625% SENIOR NOTES DUE 2030

No. [ ]	$[ ]

CUSIP No. [                 ]

ISIN [                 ]

TYCO ELECTRONICS GROUP S.A.

promises to pay to Cede & Co. or registered assigns, the principal sum of [              ] Dollars on [        ].

Interest Payment Dates: February 1 and August 1

Record Dates: January 17 and July 17

Each Holder of this Security (as defined below), by accepting the same, agrees to and shall be bound by the provisions hereof and of the Indenture described herein, and authorizes and directs the Trustee described herein on such Holder’s behalf to be bound by such provisions. Each Holder hereby waives all notice of the acceptance of the provisions contained herein and in the Indenture and waives reliance by such Holder upon said provisions.

This Security shall not be entitled to any benefit under the Indenture, or be valid or become obligatory for any purpose, until the Certificate of Authentication hereon shall have been signed by or on behalf of the Trustee. The provisions of this Security are continued on the reverse side hereof, and such continued provisions shall for all purposes have the same effect as though fully set forth at this place.

IN WITNESS WHEREOF, the Company has caused this instrument to be signed in accordance with Section 2.04 of the Indenture.

Date: [        ]

TYCO ELECTRONICS GROUP S.A.

Title:	Director
Name:	Jean-Jacques Fotzeu

CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Trustee

By:
Authorized Signatory

Dated:	[ ]

GUARANTEE

For value received, TE CONNECTIVITY LTD. hereby absolutely, unconditionally and irrevocably guarantees to the holder of this Security the payment of principal of, premium, if any, and interest on, the Security upon which this Guarantee is set forth in the amounts and at the time when due and payable whether by declaration thereof or otherwise, and interest on the overdue principal and interest, if any, of such Security, if lawful, to the holder of such Security and the Trustee on behalf of the holders, all in accordance with and subject to the terms and limitations of such Security and Article XV of the Indenture. This Guarantee will not become effective until the Trustee or Authenticating Agent duly executes the certificate of authentication on this Security. This Guarantee shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflict of law principles thereof.

Dated: [        ]

TE CONNECTIVITY LTD.

By:
	Name:	Heath A. Mitts
	Title:	Executive Vice President and Chief Financial Officer

[FORM OF REVERSE OF NOTE]

Tyco Electronics Group S.A.

4.625% Senior Notes due 2030

This security is one of a duly authorized series of debt securities of Tyco Electronics Group S.A. (the “Company”) issued or to be issued in one or more series under and pursuant to an Indenture for the Company’s unsubordinated debt securities, dated as of September 25, 2007 (the “Base Indenture”), duly executed and delivered by and among the Company, TE Connectivity Ltd. (“Parent”) and Deutsche Bank Trust Company Americas (the “Trustee”), as supplemented by the Twentieth Supplemental Indenture, dated as of August 2, 2024 (the “Twentieth Supplemental Indenture”), by and among the Company, Parent and the Trustee. The Base Indenture as supplemented and amended by the Twentieth Supplemental Indenture is referred to herein as the “Indenture.” By the terms of the Base Indenture, the debt securities issuable thereunder are issuable in series that may vary as to amount, date of maturity, rate of interest and in other respects as provided in the Base Indenture. This security is one of the series designated on the face hereof (individually, a “Security,” and collectively, the “Securities”), and reference is hereby made to the Indenture for a description of the rights, limitations of rights, obligations, duties and immunities of the Trustee, the Company, Parent and the holders of the Securities (the “Holders”). Capitalized terms used herein and not otherwise defined shall have the meanings given them in the Base Indenture or the Twentieth Supplemental Indenture, as applicable.

1. Interest.  The Company promises to pay interest on the principal amount of this Security at an annual rate of 4.625%, subject to adjustment as provided below. The Company will pay interest semi-annually on February 1 and August 1 of each year (each such day, an “Interest Payment Date”). If any Interest Payment Date, redemption date or maturity date of this Security is not a Business Day, then payment of interest or principal (and premium, if any) shall be made on the next succeeding Business Day with the same force and effect as if made on the date such payment was due, and no interest shall accrue for the period after such date to the next succeeding Business Day. Interest on the Securities will accrue from the most recent date to which interest has been paid or duly provided for or, if no interest has been paid, from the date of issuance; provided that, if there is no existing Default in the payment of interest, and if this Security is authenticated between a regular record date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such next succeeding Interest Payment Date; and provided, further, that the first Interest Payment Date shall be February 1, 2025. Interest will be computed on the basis of a 360-day year of twelve 30-day months. In certain circumstances, liquidated damages may be payable as provided in Section 6.01 of the Base Indenture. Any such liquidated damages shall be payable in the same manner and on the same dates as the stated interest payable on this Security.

2.  Method of Payment.  The Company will pay interest on the Securities (except defaulted interest), if any, to the persons in whose name such Securities are registered at the close of business on the regular record date referred to on the facing page of this Security for such interest installment. In the event that the Securities or a portion thereof are called for redemption and the applicable redemption date is subsequent to a regular record date with respect to any Interest Payment Date and prior to such Interest Payment Date, interest on such Securities will be paid upon presentation and surrender of such Securities as provided in the Indenture. The principal of and the interest and Additional Amounts, if any, on the Securities shall be payable in the coin or currency of the United States of America that at the time is legal tender for public and private debt, at the office or agency of the Company maintained for that purpose in accordance with the Indenture.

3.  Paying Agent and Registrar.  Initially, Deutsche Bank Trust Company Americas, the Trustee, will act as paying agent, Security Registrar and transfer agent. The Company may change or appoint any paying agent or Security Registrar without notice to any Holder. Parent, the Company or any of their Subsidiaries may act in any such capacity.

4.  Indenture.  The terms of the Securities include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (“TIA”) as in effect on the date the Indenture is qualified. The Securities are subject to all such terms, and Holders are referred to the Indenture and TIA for a statement of such terms. The Securities are unsecured general obligations of the Company and constitute the series designated on the face hereof as the “4.625% Senior Notes due 2030”, initially limited to $350,000,000 in aggregate principal amount. The Company will furnish to any Holder upon written request and without charge a copy of the Base Indenture and the Twentieth Supplemental Indenture. Requests may be made to: Tyco Electronics Group S.A., 46 Place Guillaume II, L-1648 Luxembourg, Attention: Board of Directors.

5.  Optional Redemption.  Prior to January 1, 2030 (one month prior to the maturity date) (the “Par Call Date”), the Company may redeem the Offered Securities at its option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal and rounded to three decimal places) equal to the greater of: (i) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the Offered Securities matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 15 basis points less (b) interest accrued to the date of redemption, and (ii) 100% of the principal amount of the Offered Securities to be redeemed, plus, in either case, accrued and unpaid interest thereon to the redemption date. Notice of any redemption shall be mailed or electronically delivered (or otherwise transmitted in accordance with the Depositary’s applicable procedures) at least 10 days but not more than 60 days before the redemption date to each Holder of the Offered Securities to be redeemed. On or after the Par Call Date, the Company may redeem the Offered Securities, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the Offered Securities being redeemed, plus accrued and unpaid interest thereon to the redemption date. This Security is also subject to redemption to the extent provided in Article XIV of the Base Indenture and Section 1.3(4) of the Twentieth Supplemental Indenture.

Any notice of redemption delivered pursuant to the terms of the Offered Securities and the Base Indenture, as supplemented by the Twentieth Supplemental Indenture, may, at the Company’s discretion, be subject to one or more conditions precedent and, at the Company’s discretion, the redemption date may be delayed until such time as any or all such conditions shall be satisfied (or waived by the Company in its sole discretion) or the redemption date may not occur at all and such notice may be rescinded if all such conditions shall not have been satisfied (or waived by the Company in its sole discretion). If the giving of the notice of redemption is completed as provided in the Indenture, interest on such Securities or portions of Securities shall cease to accrue on and after the applicable redemption date, unless the Company shall default in the payment of the applicable redemption price, including any accrued interest with respect to any such Security or portion thereof.

The Company shall not be required to make mandatory redemption or sinking fund payments with respect to the Securities.

6.  Change of Control Triggering Event. Upon the occurrence of a Change of Control Triggering Event, unless the Company has exercised its right to redeem this Security, the Holder will have the right to require that the Company purchase all or a portion, in $1,000 increments (provided that any remaining principal amount thereof shall be at least the minimum authorized denomination thereof), of this Security at a purchase price equal to 101% of the principal amount hereof plus accrued and unpaid interest, if any, to the date of purchase. Within 30 days following the date upon which the Change of Control Triggering Event occurred, or at the Company’s option, prior to any Change of Control, but after the public announcement of the Change of Control, the Company shall send, by first class mail, a notice to each Holder, with a copy to the Trustee, which notice shall govern the terms of the Change of Control Offer. The Merger will not constitute a Change of Control.

7.  Denominations, Transfer, Exchange.  The Securities are in registered form without coupons in denominations of $2,000 or any integral multiple of $1,000 in excess thereof. The transfer of Securities may be registered and Securities may be exchanged as provided in the Indenture. The Securities may be presented for exchange or for registration of transfer (duly endorsed or with the form of transfer endorsed thereon duly executed if so required by the Company or the Security Registrar) at the office of the Security Registrar or at the office of any transfer agent designated by the Company for such purpose. No service charge will be made for any registration of transfer or exchange, but a Holder may be required to pay any applicable taxes or other governmental charges. If the Securities are to be redeemed, the Company will not be required to: (i) issue, register the transfer of, or exchange any Security during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of less than all of the Outstanding Securities of the same series and ending at the close of business on the day of such mailing; (ii) register the transfer of or exchange any Security of any series or portions thereof selected for redemption, in whole or in part, except the unredeemed portion of any such Security being redeemed in part; nor (iii) register the transfer of or exchange a Security of any series between the applicable record date and the next succeeding Interest Payment Date.

8.  Persons Deemed Owners.  The registered Holder may be treated as its owner for all purposes.

9. Repayment to Parent or the Company. Any funds or Governmental Obligations deposited with any paying agent or the Trustee, or then held by the Company, Parent or New Irish TE, in trust for payment of principal of, premium, if any, or interest on the Securities of a particular series that are not applied but remain unclaimed by the Holders of such Securities for at least one year after the date upon which the principal of, premium, if any, or interest on such Securities shall have respectively become due and payable, shall be repaid to the Company, Parent or New Irish TE, as applicable, or (if then held by the Company, Parent or New Irish TE) shall be discharged from such trust. After return to the Company, Parent or New Irish TE, Holders entitled to the money or securities must look to the Company, Parent or New Irish TE, as applicable, for payment as unsecured general creditors.

10.  Amendments, Supplements and Waivers.  The Indenture contains provisions permitting the Company, Parent, New Irish TE and the Trustee, with the consent of the Holders of not less than a majority in aggregate principal amount of the Outstanding Securities to enter into supplemental indentures for the purpose of adding, changing or eliminating any provisions to the Base Indenture or supplemental indenture or indentures or of modifying in any manner not covered elsewhere in the Base Indenture the rights of the Holders of the Securities of such series; provided, however, that no such supplemental indenture, without the consent of the Holders of each Security then Outstanding and affected thereby, shall: (i) extend a fixed maturity of or any installment of principal of any Securities of any series or reduce the principal amount thereof, or reduce the amount of principal of any original issue discount security that would be due and payable upon declaration of acceleration of the maturity thereof; (ii) reduce the rate of or extend the time for payment of interest of any Security of any series; (iii) reduce the premium payable upon the redemption of any Security; (iv) make any Security payable in Currency other than that stated in the Security; (v) impair the right to institute suit for the enforcement of any payment on or after the fixed maturity thereof (or in the case or redemption, on or after the redemption date); or (vi) reduce the percentage of Securities, the Holders of which are required to consent to any such supplemental indenture or indentures. The Base Indenture also contains provisions permitting the Holders of not less than a majority in aggregate principal amount of the Outstanding Securities of each series affected thereby, on behalf of all of the Holders of the securities of such series, to waive any past Default under the Base Indenture, and its consequences, except a Default in the payment of the principal of, premium, if any, or interest on any security of such series or a Default in respect of a covenant or provision of the Base Indenture that cannot be modified or amended without the consent of the Holder of each Outstanding Security of such affected series. Any such consent or waiver by the registered Holder shall be conclusive and binding upon such Holder and upon all future Holders and owners of this Security and of any Security issued in exchange for this Security or in place hereof (whether by registration of transfer or otherwise), irrespective of whether or not any notation of such consent or waiver is made upon this Security.

11.  Defaults and Remedies.  If any Event of Default with respect to this Security occurs and is continuing, unless the principal amount of the Security has already become due and payable, the Trustee or the Holders of at least 25% in aggregate principal amount of the Security then Outstanding, by notice in writing to the Company, Parent and New Irish TE (and to the Trustee if notice is given by such Holders), may declare the unpaid principal of, premium, if any, and accrued interest, if any, due and payable immediately. Subject to the terms of the Indenture, if an Event of Default under the Indenture shall occur and be continuing, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the Holders, unless such Holders have offered the Trustee indemnity satisfactory to it. Upon satisfaction of certain conditions set forth in the Indenture, the Holders of a majority of the Outstanding principal amount of this Security will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to this Security.

12. Trustee, Paying Agent and Security Registrar May Hold Securities. The Trustee, subject to certain limitations imposed by the TIA, or any paying agent or Security Registrar, in its individual or any other capacity, may become the owner or pledgee of Securities with the same rights it would have if it were not Trustee, paying agent or Security Registrar.

13.  No Recourse Against Others.  No recourse under or upon any obligation, covenant or agreement of the Indenture, or of any Security, or for any claim based thereon or otherwise in respect hereof or thereof, shall be had against any incorporator, stockholder, officer or director, past, present or future as such, of Parent or the Company or of any predecessor or successor corporation, either directly or through Parent or the Company or any such predecessor or successor corporation, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise; it being expressly understood that the Indenture and the obligations issued hereunder and thereunder are solely corporate obligations, and that no such personal liability whatever shall attach to, or is or shall be incurred by, the incorporators, shareholders, officers or directors as such, of Parent or the Company or of any predecessor or successor corporation, or any of them, because of the creation of the indebtedness authorized by the Indenture, or under or by reason of the obligations, covenants or agreements contained in the Indenture or in the Securities or implied therefrom; and that any and all such personal liability of every name and nature, either at common law or in equity or by constitution or statute, of, and any and all such rights and claims against, every such incorporator, shareholder, officer or director as such, because of the creation of the indebtedness authorized by the Indenture, or under or by reason of the obligations, covenants or agreements contained in the Indenture or in the Securities or implied therefrom, are hereby expressly waived and released as a condition of, and as a consideration for, the acceptance of the Securities.

14.  Discharge of Indenture.  The Indenture contains certain provisions pertaining to defeasance, which provisions shall for all purposes have the same effect as if set forth herein.

15.  Authentication.  This Security shall not be valid until the Trustee signs the certificate of authentication attached to the other side of this Security.

16. Guarantee. All payments by the Company under the Indenture and this Security are fully and unconditionally guaranteed to the Holder of this Security by Parent and, following consummation of the Merger, New Irish TE, as provided in the related Guarantee and the Indenture.

17. Additional Amounts. The Company, Parent and, following consummation of the Merger, New Irish TE are obligated to pay Additional Amounts on this Security to the extent provided in Article XIV of the Indenture.

18.  Abbreviations.  Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

19.  Governing Law.  The Base Indenture, the Twentieth Supplemental Indenture and this Security (and the Guarantee hereon) shall be deemed to be a contract made under the internal laws of the State of New York, and for all purposes shall be construed in accordance with the laws of said State.

ASSIGNMENT FORM

To assign this Security, fill in the form below: (I) or (we) assign and transfer this Security to

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint

agent to transfer this Security on the books of the Company. The agent may substitute another to act for him.

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Security)

Signature Guarantee:

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Security purchased by the Company pursuant to Section 1.3(3) of the Twentieth Supplemental Indenture, check the box:

☐ 1.3(3) Change of Control Triggering Event

If you want to elect to have only part of this Security purchased by the Company pursuant to Section 1.3(3) of the Twentieth Supplemental Indenture, state the amount: $__________.

Date:	Your Signature:
(Sign exactly as your name appears on the other side of the Security)

   Tax I.D. number

Signature Guarantee:
(Signature must be guaranteed by a
participant in a recognized signature
guarantee medallion program)